MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the "Make Good Agreement"), dated effective as of December _______, 2010, is entered into by and among the following parties:

(1)	Longhai Steel Inc., a Nevada corporation (the "Company"),

(2)	Merry Success Limited, a BVI company (the “Make Good Pledgor”),

(3)	Mr. Chaojun Wang, the Chief Executive Officer and Chairman of the Company (“Mr. Wang”),

(4)	Mr. Jinhai Guo, the sole shareholder of the Make Good Pledgor (("Mr. Guo", collectively with Mr. Wang, each a "Guarantor", and collectively, the "Guarantors"),

(5)	Ladenburg Thalmann & Co. Inc. as Investor agent (“Investor Agent”)

(6)	Escrow, LLC, as escrow agent ("Escrow Agent"), and

(7)
Pacific Stock Transfer Company, or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent, as transfer agent,  (“Transfer Agent”).

BACKGROUND

The Investor Agent and the Company have entered into an Underwriting Agreement, dated ______, 2010 (the "Underwriting Agreement"), for the Company's underwriting offering (the "Offering") of securities.  As an inducement to investors (the “Investors”) to participate in the Offering and as set forth in the Underwriting Agreement, the Make Good Pledgor has agreed to place certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) owned by him into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds. Mr. Guo is the sole shareholder of the Make Good Pledgor, and Mr. Wang entered into a call option agreement with Mr. Guo on March 18, 2010, pursuant to which Mr. Wang was granted an option to acquire all of the equity interests of the Make Good Pledgor for fixed consideration within the next three years. Pursuant to the requirements of the Underwriting Agreement, each of Mr. Guo being the sole shareholder of the Make Good Pledgor, and Mr. Wang, being the beneficial owner of the Make Good Pledgor, has agreed to act as a guarantor pursuant to the terms and conditions of this Make Good Agreement to guarantee the Make Good Pledgor’s performance of this Make Good Agreement.

Pursuant to the requirements of the Underwriting Agreement, the Company and Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement.  The Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement.

All capitalized terms used but not defined herein which are defined in the Underwriting Agreement shall have the respective meanings given to such terms in the Underwriting Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent. The Make Good Pledgor and the Company hereby appoint Escrow Agent to act as Escrow Agent in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with such terms and conditions.

2. Establishment of Escrow.

(i) Effective as of the execution of this Make Good Agreement, the Make Good Pledgor has instructed the Transfer Agent to deliver the Escrow Shares (as defined in this Section 2) as provided herein, and the Escrow Agent acknowledges such instruction and agrees to perform the actions set forth in this Section 2.  As of the date hereof, the Transfer Agent will note the limitations on the Escrow Shares described in this Section 2.  Within fifteen (15) Trading Days following the date hereof, the Transfer Agent shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing an aggregate of 2,550,165 shares of the Company’s Common Stock, as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions (the "Escrow Shares"). ..  The Make Good Pledgor hereby irrevocably agrees that, other than in accordance with this Make Good Agreement, the Make Good Pledgor will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares).  In furtherance thereof, the Company has advised the Transfer Agent, and the Transfer agent agrees, (x) to place a stop order on all Escrow Shares which shall expire on the date the Escrow Shares are cancelled or returned to the Make Good Pledgor, (y) not to process any attempts by any Make Good Pledgor to resell or transfer any Escrow Shares before the date the Escrow Shares should be cancelled or returned to the Make Good Pledgor, or otherwise in violation of this Make Good Agreement.  The Company shall notify the Investor Agent as soon as the Escrow Shares have been deposited with the Escrow Agent.  Following delivery of the Escrow Shares, the Make Good Pledgor shall not be required to deliver any additional securities or other property to the Escrow Agent or the Investors under any circumstances unless the Make Good Pledgor otherwise agrees in a separate written instrument.

(ii) The Guarantors each hereby, jointly and severally, provide to the Investor Agent a guarantee to secure the Make Good Pledgor’s performance of its obligations under this Make Good Agreement, indemnify and hold harmless the Investor Agent and any of its principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by the Investor Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the obligations of the Make Good Pledgor hereunder.

3. Representations of Make Good Pledgor and the Company and the Guarantors.  The Make Good Pledgor (as to itself and its Escrowed Shares) and the Company (as to itself) and each Guarantor (as to himself and the Make Good Pledgor), severally but not jointly, hereby represents and warrants to the Investor Agent as follows:

(i) All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all Liens.

(ii) Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Make Good Pledgor or such properties or assets, other than such breaches, defaults or Liens which would not have a material adverse effect taken as a whole.

(iii) The Make Good Pledgor has carefully considered and understands its obligations and rights under this Make Good Agreement, and in furtherance thereof (x) has consulted with its legal and other advisors with respect thereto and (y) hereby forever waives and agrees that it may not assert any equitable defenses in any Proceeding involving the Escrow Shares.

4. Make Good Shares.

a.           In the event that the After Tax Net Income (as defined below) reported in the Annual Report of the Company for the fiscal year ending December 31, 2011, as filed with the Securities and Exchange Commission (the “Commission”) on Form 10-K (or such other form appropriate for such purpose as promulgated by the Commission) (the “2010 Annual Report”) is less than $12,480,000 (the “2011 Guaranteed ATNI”), the Escrow Agent (on behalf of the Make Good Pledgor) will have the Escrow Shares cancelled by the Transfer Agent.

For purposes hereof, “After Tax Net Income” shall mean the Company’s operating income after taxes for the fiscal year ending December 31, 2011 determined in accordance with GAAP as reported in the 2010 Annual Report but shall exclude any accounting effect (positive or negative) caused by the Escrow Shares or the return or cancellation thereof, including any potential derivative liability.

The Escrow Shares shall be cancelled or returned to the Make Good Pledgor within 10 Business Days after the date which the 2011 Annual report is filed with the Commission.  The Investor Agent will deliver to the Escrow Agent (with a copy to the Company) a copy of the 2010 Annual Report, together with the calculation of whether the 2011 Guaranteed ATNI has been achieved.  The Escrow Agent need only rely on such letters from Investor Agent and will disregard any contrary or further calculations or instructions in such regard delivered by or on behalf of the Company.

b.           In the event that the After Tax Net Income reported in the 2011 Annual Report is equal to or greater than the 2011 Guaranteed ATNI, the Escrow Shares shall be returned to the Make Good Pledgor in accordance with this Make Good Agreement.

c.           Pursuant to Section 4(a), if the Investor Agent delivers a notice to the Escrow Agent that the Escrow Shares are to be cancelled, then the Escrow Agent shall immediately forward the Escrow Shares to the Company’s Transfer Agent for cancellation. If a notice from the Investor Agent pursuant to Section 4(a) indicates that the Escrow Shares are to be returned to the Make Good Pledgor, then the Escrow Agent will promptly deliver the Escrow Shares to the Make Good Pledgor in accordance with instructions provided by the Make Good Pledgor at such time.

5. Notice of Filings.  The Company agrees to promptly provide the Investor Agent with written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or the Investor Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and/or the Investor Agent are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or the Investor Agent. If Escrow Agent or the Investor Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and the Investor Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

7. Exculpation and Indemnification of Escrow Agent and the Investor Agent.

a.           Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise.  Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document.  Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.  The Investor Agent’s sole obligation under this Make Good Agreement is to provide written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof) directing the distribution of the Escrow Shares.  The Investor Agent will provide such written instructions upon review of the relevant After Tax Net Income and Earnings Per Share amount reported in such periodic financial reports as specified in Section 4 hereof.  The Investor Agent is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto.  In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person in connection with such financial reports of the Company, the Investor Agent shall have no obligation or liability to any party hereunder.

b.           Neither the Escrow Agent nor Investor Agent will be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct.  The Escrow Agent and Investor Agent may each rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent or Investor Agent, as applicable), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent or Investor Agent, as applicable, to be genuine and to be signed or presented by the proper person or persons.  The duties and responsibilities of the Escrow Agent and Investor Agent, as the case may be, hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.  NEITHER THE ESCROW AGENT NOR INVESTOR AGENT SHALL BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S OR INVESTOR AGENT'S, AS THE CASE MAY BE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT OR INVESTOR AGENT, AS APPLICABLE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c.           The Company and the Make Good Pledgor each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, the Investor Agent and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or the Investor Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or the Investor Agent hereunder; except, that if Escrow Agent or the Investor Agent is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent or the Investor Agent, as the case may be, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence.  Promptly after the receipt by Escrow Agent or the Investor Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or the Investor Agent, as the case may be, will notify the other parties hereto in writing.  For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 8 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

8. Compensation of Escrow Agent.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

9. Resignation of Escrow Agent.  At any time, upon ten (10) Business Days' written notice to the Company and the Investors, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-Business Day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent shall deposit the Escrow Shares as directed by the Investor Agent with the understanding that such Escrow Shares will continue to be subject to the provisions of this Make Good Agreement.

10. Records.  Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

11. Notice.  All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

12. Execution in Counterparts.  This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Assignment and Modification.  This Make Good Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of Investors holding a majority of the Shares issued at Closing under the Underwriting Agreement.  This Make Good Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company and the Investor Agent.  This Make Good Agreement and the rights and obligations hereunder of the Make Good Pledgor may not be assigned by any Make Good Pledgor.  Subject to the requirements under federal and state securities laws, an Investor may assign its rights under this Make Good Agreement without any consent from any other party. This Make Good Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company, the Make Good Pledgor and the Investor Agent (upon consent of the Investors holding a majority of the Shares issued at Closing under the Underwriting Agreement). This Make Good Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Make Good Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement.

14.  Applicable Law.  This Make Good Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The representations and warranties contained in this Make Good Agreement shall survive the execution and delivery hereof and any investigations made by any party. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Make Good Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any such proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Make Good Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

15. Headings.  The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

16. Attorneys' Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

17. Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:

LONGHAI STEEL INC.

By:
Name: Chaojun Wang
Title: Chief Executive Officer

Address:	No. 1 Jingguang Road, Neiqiu
County, Xingtai City, Hebei
Province, China 054000

Attn.: Chaojun Wang

MAKE GOOD PLEDGOR:

Merry Success Limited

By:
Name: Jinhai Guo
Title: Director

GUARANTOR:

MR. CHAOJUN WANG

By:
Name: Chaojun Wang

GUARANTOR:

MR. JINHAI GUO

By:
Name: Jinhai Guo

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 SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

[Signature page to Make Good Escrow Agreement]

ESCROW AGENT:

ESCROW, LLC, as Escrow Agent

By:
Name: Johnnie L. Zarecor
Title: Vice President

Address:	173 Keith St.
Warrenton, VA 20186
Facsimile: (540) 347-2291
Attn.: Johnnie Zarecor

LADENBURG THALMANN & CO. INC.

as Investor Agent

By:
Name:
Title:

Address:

Facsimile:
Attn.:

TRANSFER AGENT:

PACIFIC STOCK TRANSFER COMPANY, as Transfer Agent

By:
Name:
Title:

Address:
Facsimile:
Attn.:

 [Signature page to Make Good Escrow Agreement]

Exhibit A

ESCROW AGENT FEE SCHEDULE

Documentation Fee: $4,000.00
Delivery Fee: $500.00

Total Fees: $4,500.00